Exhibit 10.1

ASSET PURCHASE FINAL AGREEMENT-12-4-10

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), is entered into as of this 4th day of December, 2010, by and between Pro Line ports, Inc, a Florida corporation, (hereinafter referred to as “Seller”), having its principal place of business at 107 Commerce Way, Sanford, FL 32771, and Feel Golf Company, Inc., a public company incorporated and domiciled in the State of California (hereinafter referred to as “Buyer”), having its principal place of business at 1354-T Dayton Street, Salinas, CA. 93901

WITNESSETH:

WHEREAS, Seller owns tangible and intangible assets necessary for operation of the Seller’s business;

WHEREAS, Seller desires to sell and Buyer desires to buy free and clear title and interest in these assets; and

WHEREAS, the respective Boards of Directors of the Seller and Buyer deem it in the best interests of each Company to complete the transaction herein contemplated.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements, provisions, covenants, representations and warranties herein contained, the parties hereby agree as follows:

1.          Purchase and Sale of Assets.

1.01     Purchase and Sale.

Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, convey and deliver to Buyer one hundred percent (100%) of the right, title and interest in Seller’s tangible and intangible assets listed on Exhibits A, B, C, D, and E attached hereto and made a part hereof (hereinafter referred to as the “Acquired Assets”), for the consideration set forth below.

1.02     Purchase Price

The Buyer agrees to purchase the Acquired Tangible and Intangible Assets, free of all liens and encumbrances, from the Seller at Closing (as defined in Section 2 below) for a non-refundable total purchase price of $225,000.00 (the “Total Purchase Price”). The total purchase price shall be delivered to Seller as a cashier’s check or wire transfer on the day of Closing.

1.03     Audit Expense

Buyer shall cause and pay for a PCAOB audit to be conducted and completed within 71 days after the Closing Date, as required by the U.S. Securities and Exchange Commission (“SEC”).

1.04     THIRD PARTY LICENSES FOR PRODUCT

(a)Seller is the exclusive licensee under U.S. Patent No. 5,265,926 entitled GOLF BALL RETRIEVER, which patent covers a retriever product sold by Seller and which patent is necessary for the continued operation of the business being purchased by Buyer. At closing, Seller will provide to Buyer an exclusive license to U.S. Patent No. 5,265,926 under the same terms and conditions as granted to Seller and providing that Seller shall pay the license fees directly to the patent owner for the term of the patent.

(b)I Gotcha Holdings, LLC owns additional patents and trademark rights (the “IP”) that are also used in the business. Seller will provide exclusive licenses to Buyer for the use of the IP. Upon full payment of the compensation set forth in this Agreement and the attached Consulting and Marketing Agreement, the exclusive licenses for the IP will be converted to full assignments of the IP to any entity designated by Buyer.

1.05     Accounts Receivable

All accounts receivables earned prior to the closing date will remain the property of the Seller, and are not transferred to Buyer at closing. Seller assumes all collection risk for these receivables without recourse or offset.

1.06     No Assumption of Liabilities.

In no event shall Buyer assume or be responsible for any known or unknown current or future liabilities, liens, security interests, claims, obligations or encumbrances of Seller, contingent or otherwise.

1.07     Closing.

Closing of the transactions contemplated by this Agreement will be at the offices of Pro Line Sports, on or before December 1st, 2010, or at such other date and place as shall be mutually agreed upon in writing by Buyer and Seller (the “Closing” or “Closing Date”).

1.08     Management Agreement

At or prior to Closing, the Buyer and I Gotcha Holdings, LLC will enter into that certain Consulting Agreement (“Consulting Agreement”) set forth on Exhibit F Attached hereto.

1.09     Inventory of Salable Product

Buyer acknowledges that certain salable inventory of products (finished goods and new inventory from October and November, 2010) distributed by Seller is in the possession and ownership of I Gotcha Holdings, LLC and is not part of the Assets being purchased under this Agreement. Buyer agrees to buy and Seller agrees to sell such inventory to Buyer at Seller’s landed cost in accordance with the Consulting Agreement. Buyer acknowledges that inventory held by IGH may be encumbered by Seller’s credit line and that such credit line, if any, will be paid at the same time as the inventory is purchased by Buyer.

2.         Representations and Warranties of Buyer.

Buyer represents and warrants to Seller that, to the best of Buyer’s knowledge, the statements contained in this Agreement are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, as though made then, and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.

2.01     Authority.

The Buyer has all requisite power and authority to execute and deliver this Agreement and all agreements, instruments and documents to be executed and delivered by the Buyer hereunder, to consummate the transactions contemplated hereby and to perform all terms and conditions hereof to be performed by Buyer. The execution and delivery of this Agreement by Buyer and all agreements, instruments, and documents to be executed and delivered by Buyer hereunder, and the performance by the Buyer of all the terms and conditions hereto to be performed by Buyer and the consummation of the transactions contemplated hereby have been duly authorized and approved by Buyer and no other corporate proceedings of Buyer are necessary with respect thereto. All persons who have executed and delivered this Agreement, and all persons who will execute and deliver the other agreements, documents and instruments to be executed and delivered by Buyer hereunder, have been duly authorized to do so by all necessary actions on the part of Buyer. This Agreement constitutes, and each other agreement and instrument to be executed by the Buyer hereunder when executed and delivered by the Buyer will constitute, the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

2.02     Non-contravention.

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any federal, state or local government, governmental agency or court to which the Buyer is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which Buyer is a party or by which Buyer is bound, or to which any of Buyers assets are subject or which would result in the imposition of any security interest upon any of Buyer’s assets.

2.03    Disclosure.

The representations and warranties contained in this Section 2 do not contain any untrue statement of fact, or omit to state any fact that would make the statements and information contained in this Section 2 misleading.

2.04    Representation.

The Buyer represents and warrants that in making the decision to purchase the Acquired Assets, Buyer relied upon Buyer’s own independent investigation and the independent investigation by Buyer’s representatives, including buyer’s own professional legal, tax, and business advisors, and that the Buyer and Buyer’s representatives have been given the opportunity to examine all relevant documents and to ask questions of and to receive answers from Seller.

3.         Representations and Warranties of Seller.

Seller represents and warrants to Buyer that, to the best of Seller’s knowledge, the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, as though made then, and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.

3.01    Authority.

Seller has all requisite power and authority to execute and deliver this Agreement and all agreements, instruments and documents to be executed and delivered by Seller hereunder, to consummate the transactions contemplated hereby and to perform all terms and conditions hereof to be performed by Seller. This Agreement constitutes, and each other agreement and instrument to be executed by Seller hereunder when executed and delivered by Seller will constitute, the valid and binding obligation of Seller, enforceable against it in accordance with its terms.

3.02    Non-contravention.

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which Seller is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which Seller is a party or by which Seller is bound or to which any of Seller’s assets are subject or result in the imposition of any security interest upon any of Seller’s assets. Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any federal, state or local government, governmental agency, bank, financial institution or other party in order for Seller and Buyer to consummate the transactions contemplated by this Agreement or if required, will provide such authorization, consent or approval at closing.

3.03    Title.

Seller has, and upon the Closing Date will have, valid and binding contractual rights to all of the Acquired Assets, free and clear of all liens, claims, mortgages, security interests, pledges, encumbrances or restrictions on transfer of any kind or nature. The Seller’s outstanding bank line of credit, and any other outstanding liens or encumbrances that prevents transfer of asset title to the Buyer at closing, shall be paid in full and closed prior to closing of this agreement.

3.04     Governmental Approvals.

No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority (including, without limitation, any department, bureau or agency), is required to be obtained or made in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, the failure of which to obtain would have a material adverse affect on the Acquired Assets, the Buyer or the Buyer’s ability to own, operate or exploit the Acquired Assets.

3.05    Disclosure.

The representations and warranties contained in this Section 3 do not contain any untrue statement of fact, or omit to state any fact that would make the statements and information contained in this Section 3 misleading.

3.06    Approvals; Consents.

Seller has, and on the Closing Date will have, the right, power and authority to enter into this Agreement and to sell, transfer and deliver the Acquired Assets and to perform all undertakings and obligations hereunder. No approval, authorization, consent, order or other action of, or filing with, any third party, including without limitation, any public, governmental, administrative or regulatory authority, agency or body (collectively, “consents”), is required in connection with the execution, delivery and/or performance of this Agreement by Seller or the consummation of the transactions contemplated hereby.

3.07    Liens.

Seller has or will have good and marketable title to the Acquired Assets and has full power and authority to sell, assign and transfer to Buyer, all of the Acquired Assets free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, covenants, conditions, or restrictions. All of the Acquired Assets are in good operating condition and repair sufficient to continue the business as the seller represents, ordinary wear and tear excepted.

3.08 Taxes Seller has filed all federal, state, local, foreign or other tax returns which are required Taxes to be filed by any of them, or has been approved for an extension of same, and such returns are, to the best knowledge of Seller, true and correct. There is no material liability for the payment of any federal, state, local, foreign or other taxes whatsoever (including any interest or penalties) with respect to Seller, except for which non-compliance would not have a material adverse effect on the business, operations or financial condition of Seller.

4.          Conduct and Transactions prior to Closing.

4.01     Covenants of Seller.

Between the date of this Agreement and the Closing Date or, if earlier termination of this Agreement:

(a) Seller agrees to give Buyer and Buyers agents and representatives, full access to theAcquired Assets and all of Seller’s premises and books and records relating to theAcquired Assets and Seller’s operations, and to timely furnish Buyer with suchfinancial and operating data and other information with respect to the Acquired Assets and Seller’s ownership and operations as Buyer shall from time to time request; provided, however, that any such investigation shall not affect any of the representations and warranties of Seller hereunder; and provided further, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the business of Seller. In the event of termination of this Agreement, Buyer will return to Seller all documents, work papers, and other material obtained from Seller in connection with the transactions contemplated hereby and will keep confidential any information obtained pursuant to this Agreement unless such information is ascertainable from public or published information or trade sources.

(b)Seller will conduct its business relating to the Acquired Assets only in the ordinarycourse and will not engage in any practice, take any action or enter into anytransaction relating to the Acquired Assets outside the ordinary course of business.

5.          Conditions to Closing.

5.01     Conditions to Obligations of the Seller.

The obligation of Seller to affect the Closing of the transactions contemplated by this Agreement shall be subject to the following conditions:

a) Seller shall have furnished Buyer with duly executed copies of resolutions duly adoptedby its Board of Directors authorizing all necessary and proper corporate actionapproving the execution, delivery and performance of this Agreement.

b) Except to the extent waived hereunder, (i) the representations and warranties ofSeller contained herein shall be true and correct in all material respects at theClosing Date with the same effect as though made at such time; and (ii) Seller shallhave performed all obligations and complied with all covenants required by this Agreement to be performed or complied by them prior to the Closing Date.

c) Seller shall have obtained and delivered to the Buyer all consents requiredprior to consummating the transactions contemplated by this Agreement.

d) There shall not have occurred (i) any material adverse change in the AcquiredAssets or the business, properties, results of operations or financial condition ofSeller, (ii) any loss of or damage to any of the Acquired Assets (whether or notcovered by insurance) of Seller which will materially affect or impair the ability of the Buyer to own or operate the Acquired Assets and ability to continue the business as it is represented.

e) All statutory requirements for the valid consummation by Seller of the transactionscontemplated by this Agreement shall have been fulfilled and all authorizations,consents and approvals of all federal, state or local governmental agencies andauthorities required to be obtained in order to permit consummation by Seller of the transactions contemplated by this Agreement and to permit the business now or previously carried on by Seller with the Acquired Assets to continue unimpaired to any material degree immediately following the Closing Date shall have been obtained. Between the date of this Agreement and the Closing Date, no governmental agency, whether federal, state or local, shall have instituted (or threatened to institute) an investigation or other proceeding which is pending at the Closing Date relating to the transactions contemplated by this Agreement and between the date of this Agreement and the Closing Date no action or proceeding shall have been instituted or, to the knowledge of Seller, shall have been threatened by any party (public or private) before a court or other governmental body to restrain or prohibit the transactions contemplated by this Agreement or to obtain damages in respect thereof.

f) Seller shall have complied with the delivery requirements set forth in Section 6.03 of this Agreement.

5.02     Conditions to Obligations of Buyer.

The obligation of Buyer to affect the Closing of the transactions contemplated by this Agreement shall be subject to the following conditions:

a. Buyer shall have furnished Seller with certified copies of resolutions duly adoptedby its Board of Directors or Trustee, as required, authorizing all necessary andproper corporate action approving the execution, delivery and performance of thisAgreement.

b.Except to the extent waived hereunder, (i) the representations and warranties ofBuyer contained herein shall be true in all material respects at the Closing Date withthe same effect as though made at such time; and (ii) Buyer shall have performed allmaterial obligations and complied with all material covenants required by this Agreement to be performed or complied with by it prior to the Closing Date.

c.All statutory requirements for the valid consummation by Buyer of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals of all federal, state, local and foreign governmental agencies and authorities required to be obtained in order to permit consummation by Buyer of the transactions contemplated by this Agreement shall have been obtained. Between the date of this Agreement and the Closing Date, no governmental agency, whether federal, state or local, shall have instituted (or threatened to institute) in a writing directed to Seller, the Buyer or any of their subsidiaries, an investigation which is pending at the Closing Date relating to the transactions contemplated by this Agreement and between the date of this Agreement and the Closing Date no action or proceeding shall have been instituted or, to the knowledge of the Buyer, shall have been threatened by any party (public or private) before a court or other governmental body to restrain or prohibit the transactions contemplated by this Agreement or to obtain the damages in respect thereof.

6.          Actions at Closing.

6.01     Transactions at the Closing.

At the Closing, the following events shall occur, each event under the control of one party hereto being a condition precedent to the events under the control of the other party, and each event being deemed to have occurred simultaneously with the other events.

6.02     Deliveries by the BUYER.

At Closing, Buyer will deliver to Seller:

(a) Payment by wire transfer or certified check for the purchase price noted in 1.02

(b) Certified copies of corporate resolutions and other corporate proceedings taken byBuyer to authorize the execution, delivery and performance of this Agreement,including copies of stock registration date for filings showing free trading shares.

6.03     Deliveries by Seller.

At Closing, Seller shall deliver to Buyer:

(a) A Deed of Assignment of one hundred percent (100%) interest in and unto theunencumbered Acquired Assets in the form(s) attached as Exhibits A through Eand other instruments of transfer, assignment and conveyance as Buyer shallreasonably request to vest in Buyer good and marketable title to the Acquired Assets; and

(b)The Seller shall maintain general liability insurance (loss of assets) on the assetsand contents acquired by the Buyer until 30 days after the Closing Date. Thereafter,Buyer will assume blanket liability insurance coverage of assets

(c) Certified copies of corporate resolutions and other corporate proceedings taken bySeller to authorize the execution, delivery and performance of this Agreement.

7.          Termination.

7.01     Termination of the Agreement.

The parties may terminate this Agreement as provided below:

(a)	The Buyer and Seller may terminate this Agreement by mutual written consent atany time prior to the Closing.

(b)	The Buyer may terminate this Agreement for any reason during the period of due diligence, which shall be completed no later than 30 days from the parties signing this agreement.

7.02     Effect of Termination.

If either Buyer or Seller terminate this Agreement pursuant to Section 8.01(a) above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to the other party.

8.          Indemnification.

8.01     Indemnification.

Seller shall indemnify, defend and hold Buyer and each of the officers, agents and directors and current shareholders of Buyer as of the Closing Date, harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including, without limitation, reasonable attorneys' fees (collectively, “Losses”), that it shall incur or suffer, which directly or indirectly arise out of, result from, or relate to any breach, or failure to perform, any of Seller’s representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Seller under this Agreement. The indemnification described herein shall also apply in the event of an assertion against the Buyer, or the Acquired Assets, by any person, entity, government or subdivision thereof, of any claim, demand, penalty, fine, or tax accruing prior to the Closing. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

9.          Miscellaneous.
9.01     Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of California, county of Monterey, without regard to conflict of laws principles. Any action brought to enforce any provision of this Agreement may be heard in either Florida or California, wherever first filed.

9.02     Notices.

Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail or certified mail, postage prepaid if addressed as follows:

If to: BUYER:	Feel Golf Company, Inc 1354-T Dayton St. Salinas, CA 93901 Attn: Lee Miller, CEO and/or David Otterbach, COO

If to: SELLER:	Pro Line Sports, Inc 107 Commerce Way Sanford, FL 32771 Attn: Albert J. Light, President

9.03     No Assignment.

This Agreement may not be assigned by either party or by operation of law or otherwise unless expressly agreed to in advance and in writing by both parties hereto and, in the event of an attempted assignment, this Agreement shall terminate.

9.04     Entire Agreement.

This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

9.05     Confidentiality.

Both Buyer and Seller further agree that the amounts and contributions described herein, and all terms and conditions of this Agreement, are and shall remain strictly privileged and confidential and shall not be communicated or published in any manner to any person not a party to this Agreement except (i.) as permitted by the parties’ prior written authorization; (ii.) ordered by a court of competent jurisdiction or (iii.) as required in connection with the disclosure guidelines of material events under the Securities Act of 1933, as amended. This Agreement shall not, by itself, be filed in any court of record nor shall it be entered into evidence in any action at any time without the express written consent of all parties to this Agreement or upon court order. The parties each acknowledge that Buyer will be required to file this Agreement as an exhibit to Buyer’s Current Report on Form 8-K and Annual Report on Form 10-K filed with the SEC and that these filings are exempt from the requirements of this Section. Buyer and Seller agree to use their best efforts prior to closing to agree upon the contents of a press release or other announcement to be made by Buyer and Seller, accordance with the requirements of the Securities Act of 1933, as amended.

9.06     Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

9.07     Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.08     Amendments and Waivers.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by an party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.09     Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.10     Expenses.

Except as otherwise expressly provided herein, each of the parties will bear, his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.11     Construction.

The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including, without limitation. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

9.12     First Right of Refusal.

Buyer is granted the first right of refusal to acquire additional claims and rights controlled by Seller before they are offered to other potential acquirers. Buyer will have sixty (60) days to respond to any first rights of refusal before being offered to any other party.

9.13     Current Employees of Seller-

Buyer has the option to retain the current staff of the Seller at its sole discretion. However, it is the Buyer’s intent to utilize the services of Fran (Admin) for a period of several months until the assets are relocated to CA or other; and Mark (Sales) who will have the option to enter into an agreement for one year with the Buyer on terms to be negotiated. Mark and the Buyer may mutually decide to continue their agreement beyond a period of 1 year.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

SELLER:
Pro Line Sports, Inc.
/s/ Albert J. Light	Date:	12/04/2010
Albert J, Light, President
(Signature on File)

BUYER:
Feel Golf Company, Inc.
/s/ R. Lee Miller	Date:	12/04/2010
R. Lee MIller, Chief Executive Officer

Board of Directors Consent: (Signatures are on File)

Lee MIller, Chairman

David Otterback, Chief Operating Officer

David Worrell, Director

EXHIBITS

Attached to and made a part of that certain Asset Purchase Agreement dated November 4, 2010 by and between Pro Line Sports, Inc as Seller and Feel Golf Company, Inc., as Buyer are the following exhibits:

Exhibit A - Intangible Assets

• ☐    Current Customer Records

• ☐    Current Supplier Records

• ☐    Evaluations

• ☐    Web Site

• ☐    Any and all Intellectual Property, owned by Pro Line Sports, Inc

• ☐    Product Costing records

• ☐   Accounting records

• ☐    800 toll free phone number(s)

• ☐   Corporate backgrounder

• ☐    List of 2010 Product Returns under warranty

OTHER:

Exhibit B - Tangible Assets

Included are all USA and Foreign assets stored and/or maintained off premise:

☐	Unassembled and/or partial assembled
☐	Components, hand tools, fixtures, on hand or stored elsewhere
☐	Production Tooling for reproducing the Pro Line Sports product line and tooling by any other name if so exist
☐	All Assembly tooling, nests,
☐	All Misc such as : on site and off site assembly tables, storage racks, pallet jacks, fork lifts (both manual and powered)
☐	All Plastic and wooden pallets
☐	All printed and non printed collateral materials
☐	Trade Show Exhibits with Ancillary
☐	All Assets as named or unnamed required continuing the business as represented ~ Computers, Soft ware with assigned licenses if required, with all support equipment.

OTHER:

Exhibit C -Miscellaneous Assets

☐	FF&E fully depreciated and not fully depreciated
☐	All personal property not classified as real property
☐	Corporate accounting records and back up

OTHER:

EXHIBIT “D”

Asset list as represented in SELLERS corporate Tax returns and is attached and all corporate owned assets on the books as of June1st, 2010 balance sheet and thereafter.

EXHIBIT E- Inventory List- To be attached(Not yet provided by the Seller)

    a) Outstanding Purchase Orders for Raw Materials, foreign and domestic
    b) On site and off site finished goods, WIP, Raw materials
    c) Inventory that is not salable needs to be identified
    d) Any consigned inventory

OTHER: